Exhibit 4.106

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of June 26, 2015, by and among Prime Acquisition Corp., a Cayman Islands company ("Parent"), Prime Luxembourg S.ar.l. ("LuxCo"), a Luxembourg company and wholly-owned subsidiary of Parent, GSI S.r.1., an Italian limited liability company which is wholly owned by LuxCo ("GSI"), SIM Sr.l,,.an Italian limited liability company (the "Company"), Bell Real Estate S.r.l Cesare Lanati, an individual domiciled in Buccinasco (Milan - Italy), via Morandi 3 (Italian Fiscal Code LNTCSR67R06F205A), and Stefano Lanati, an individual domiciled in Buccinasco (Milan Italy), Via Morandi n. 1/a (Italian Fiscal Code LNTSFN76CO2F205B), (collectively, the "Buyers"

WITNESSETH:

A.	Pursuant to a stock purchase agreement, dated as of July 9, 2013 (the "2013 SPA"), by and among Parent, LuxCo, BHN LLC, a New York limited liability company, the Company, Bell Real Estate S.r.l. and G.S.I. S.r.I., the Parent purchased all the issued and outstanding units of the Company from Bell Real Estate S.r.l. and G.S.I. S.r.I.;

B.	The Company's"s outstanding units are held 61% and 39% by LuxCo and GSI, respectively, and all of the Company's currently outstanding units are ultimately owned by LuxCo; and

C.	The Buyers wish to repurchase all of the units of the Company from LuxCo and from GSI, and LuxCo and GSI wish to resell such units;

D.	The Buyers hold and/or are controlling shareholders, directly or indirectly, or several companies in Italy, among them BELL, REAL ESTATE Ltd., BLUE FACILITIES Ltd., VENTIDUE Ltd., Cooper Ltd., and others;

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.2 "Authority" means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

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1.3 "Business Day" means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, U.S.A. or Milan, Italy are authorized to close for business.

1.4 "Control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. "Controlled", "Controlling" and "under common Control with" have correlative meanings. Without limiting the foregoing a Person ("Controlled Person") shall be deemed Controlled by (a) any other Person ("10% Owner") (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.5 "Deed" means that certain notarized deed pursuant to which at Closing the Units are transferred (subject to the provisions of the Pledge Agreement) from LuxCo to Buyers pursuant to Italian Laws.

1.6 "Indebtedness" means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under IFRS, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.7 "Law" means any domestic or foreign, Federal, state, municipality or local law, statute, ordinance, code, rule, or regulation or common law.

1.8 "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge,security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

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1.9 "Material Adverse Change" and "Material Adverse Effect" mean, with respect to the parties hereto, any change, event or effect that individually or when taken together with all other changes, events and effects (financial or otherwise) that have occurred prior to the date of determination, is or is reasonably likely to be material and adverse to the operations, assets, liabilities, business or financial condition of the parties hereto or the Company's Property owned thereby; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter involving a loss or payment in excess of $100,000 by the parties hereto shall constitute a Material Adverse Change with respect to the parties hereto, per se.

1.10 "Order" means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.11 "Parent Common Stock" means the common stock, $0.001 par value per share, of Parent.

1.12 "Person" means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.13 "SEC" means the Securities and Exchange Commission.

1.14 "Units" means all of the outstanding units, or "quota", of the Company.

ARTICLE II

TERMS AND CONDITIONS OF THE PURCHASE AND SALE

2.1 Exchange. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyers shall acquire from LuxCo and GSI, and LuxCo and GSI shall convey, transfer, assign and deliver to Buyers the Units, free and clear of all Liens, in such denominations as directed by the Buyers.

2.2 Exchange Consideration. The Stock Certificates (as defined below) or other documentation representing the Exchange Shares (as defined below) shall be delivered by Buyers or at their direction, together with stock powers or other documentation effecting the transfer of the Exchange Shares to the Parent.

2.2.1 The consideration for the Units shall be represented by stock certificates (the "Stock Certificates") representing an aggregate of 220,000 shares of Parent's Common Stock (the "Exchange Shares") split into two parts:

2.2.2 134,200 shares shall be returned to Parent's treasury for cancellation;

2.2.3 85,800 shares shall be transferred to GSI S.r.l.

2.2.3 Parent will make all of the Company's monthly leasing payments to ING through April 1st, 2015 by the Closing. All leasing monthly_pAyments to ING, the leasing company, after April 1, 2015, shall be the Buyers's responsibility.

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2.4 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Units (the "Closing") shall take place no later than 2 Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (the date and time at which the Closing is actually held being the "Closing Date"), which is currently anticipated to be July 14, 2015. At the Closing:

(a) LuxCo and GSI shall transfer the Units to the Buyers.

(b) Luxco shall deliver to the Buyers a Company financial update within a period not exceeding 30 days after the Closing Date. Buyers shall claim no price reduction, compensation or damages if the Company's financial update delivered by LuxCo is true, correct and complete.

(c) Buyers, LuxCo and GSI shall execute the Deed before an Italian Notary Public.

(d) The Parent shall have received the Exchange Shares along with stock powers or other documentation to effect the transfer of the Exchange Shares to Parent.

Promptly after the Closing, but in any case within 5 Business Days after the Closing, Parent shall instruct its transfer agent to cancel the Exchange Shares.

2.5 At the Closing:

(a) the Company's current sole director (amministratore unico) shall resign all its official positions with the Company.

(b) Buyer shall cancel the pledges of ELLEGI S.r.l and DELFIN S.r.l. made on September 30, 2013 by Act of Constitution of Pledge made by Dr. Carlotta Dorina Stella Marchetti;

2.6 All agreements, including the Share Purchase Agreement, shall be executed at the offices of Arrigo Roveda, Notary Public, with its office in Via Mario Pagano 6, Milan, Italy.

2.7 Parent and Buyers shall pay for their own legal representative's costs and fees. Notary fees and other fees, such as registration or cancellation of Pledge fees (collectively "the Italian fees"), incurred in Italy shall be split equally by Parent and Buyers.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY, GSI AND LUXCO

Except as set forth in the corresponding section of the disclosure schedules referred to in Exhibit 3, each of Company, GSI and LuxCo, jointly and severally, hereby represents and warrants to Buyerss that each of the representations and warranties set forth in Exhibit 3, is true, correct and complete as of the date of this Agreement and as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

Except as set forth in the corresponding section of the disclosure schedules referred to in Exhibit 4, each of the Buyers, jointly and severally, hereby represents and warrants to Parent, LuxCo, GSI and Company that each of the representations and warranties set forth in Exhibit 4 is true, correct and complete as of the date of this Agreement and as of the Closing Date.

ARTICLE V
COVENANTS

The parties hereto covenant and agree that:

5.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and, in the case of Company and Buyers, as reasonably requested by LuxCo GSI or Parent, and, in the case of LuxCo GSI or Parent, as reasonably requested by Company and Buyers, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

5.2 Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, neither the Company, Buyers, nor any of their Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder or by any additional agreement at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as required by Law or as necessary to their attorneys, accountants and professional advisors, in which instance such Persons shall be advised of the confidential nature of the terms of the transaction and shall themselves be required to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their legal counsel on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential. Notwithstanding the foregoing, the parties hereto acknowledge that Parent will be required to disclose the terms of this Agreement and file a copy of this Agreement with the SEC.

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5.3 Release. Effective as of the Closing Date, the Buyers and the Company hereby release the current sole director and any officers or employees of the Company from any liability, whether known or unknown, from the beginning of time through the Closing Date.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions: (a) no provision of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing, and (b) there shall not be pending any action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

6.2 Conditions to Obligations of Parent and LuxCo. The obligation of Parent, LuxCo and GSI to consummate the Closing is subject to the satisfaction, or the waiver at Parent, LuxCo and GSI's sole and absolute discretion, of all the following further conditions:

(a) Buyers shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b) All of the representations and warranties of Buyers contained in this Agreement and in any certificate or other writing delivered by Company and Buyers pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) shall be true, correct and complete as of the Closing Date, in the case as (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

6.3 Conditions to Obligations of Buyers and Company. The obligation of Buyers to consummate the Closing is subject to the satisfaction, or the waiver at the Buyers' discretion, of the following further conditions:

(a) Parent, LuxCo, GSI and the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of LuxCo, GSI and the Company contained in this Agreement and in any certificate or other writing delivered by LuxCo, GSI or the Company pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date.

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ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Parent, LuxCo and GSI. Buyers hereby agree to indemnify and hold harmless Parent, LuxCo and GSI, each of their respective Affiliates (including without limitation Parent) and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the "LuxCo Indemnitees"), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys' fees and other costs and expenses) (all of the foregoing collectively, "Losses") incurred or sustained by any LuxCo Indemnitee as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Company and Buyers contained herein or any certificate or other writing delivered pursuant hereto.

7.2 Indemnification of Buyers . Parent , LuxCo and GSI, jointly and severally hereby agree to indemnify and hold harmless Buyers, each of their Affiliates, and each of their members, managers, partners, directors, officers, employees, attorneys and agents and permitted assignees (the "Buyers Indemnitees") against and in respect of any Losses incurred or sustained by any Buyers Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, of any of the representations, warranties and covenants of LuxCo and GSI contained herein or any certificate or other writing delivered pursuant hereto.

7.3 Procedure. The following shall apply with respect to all claims by either a LuxCo Indemnitee or a Buyers Indemnitee (together, "Indemnified Party") for indemnification:

(a) An Indemnified Party shall give the Buyers or Parent, LuxCo and GSI, as applicable, prompt notice (an "Indemnification Notice") of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 7.1 or 9.2 (a "Third-Party Claim"), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 7.1 or 9.2, except to the extent such failure materially and adversely affects the ability of Buyers or Parent, LuxCo and GSI, as applicable (any of such parties, "Indemnifying Parties") to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 7.1 or 7.2 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Section 7.1 or 7.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

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(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 7.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 7.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties' expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

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(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 7.1 or 7.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties' expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party's income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

7.4 Periodic Payments. Any indemnification required by Section 7.1 or 7.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

7.5 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

7.6 Survival of Indemnification Rights. The representations and warranties of Buyers, Company, Parent and LuxCo shall survive until the twelve (12) months following the Closing.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator ("Arbitrator"), shall be binding, final and non-appealable and not subject to this Section 8.1. The parties agree that binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

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(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 8.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the parties, who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award, as applicable (including actual attorneys' fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

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(j) This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

8.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b) Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

8.3 Attorneys' Fees. The unsuccessful party to any action arising out of this Agreement that is not resolved by arbitration under Section 8.1 shall pay to the prevailing party all attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 8.3 and elsewhere in this Agreement, "actual attorneys' fees" or "attorneys' fees actually incurred" means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to "reasonable attorneys' fees" as that term may be defined in statutory or decisional authority.

ARTICLE IX
TERMINATION

9.1 Termination Without Default; Expenses.

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by July 15, 2015 (the "Outside Closing Date"), and no material breach of this Agreement by Parent, LuxCo, GSI and the Company, on one hand, or the Buyers, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 9.2 hereof), each party hereto shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by any party hereto giving written notice to the other at any time after the Outside Closing Date. Upon receipt of such notice, neither party shall have any further obligation to the other under this Agreement, except for those obligations that are expressly stated to survive the cancellation or termination of this Agreement. In the event this Agreement is terminated pursuant to this Section 9.1(a), each party shall bear its own expenses incurred in connection with this Agreement.

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9.2 Termination Upon Default.

(a) Parent, LuxCo and GSI may terminate this Agreement by giving notice to the Buyers on or prior to the Closing Date, without prejudice to any rights or obligations Parent, LuxCo or GSI may have, if Buyers shall have materially breached any representation or warranty or breached any agreement or covenant contained herein to be performed on or prior to the Closing Date, and in either case, such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by the Buyers of a notice describing in reasonable detail the nature of such breach.

(b) The Buyers may terminate this Agreement by giving notice to Parent, LuxCo and GSI, without prejudice to any rights or obligations Buyers or Company may have, if Parent or LuxCo shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by LuxCo of a notice describing in reasonable detail the nature of such breach.

(c) In the event this Agreement is terminated by Parent or LuxCo or GSI pursuant to Section 9.2(a), Buyers shall be responsible for paying all of their own expenses and those of Parent, LuxCo, GSI and the Company incurred in connection with this Agreement.

(d) In the event this Agreement is terminated by the Buyers pursuant to Section 9.2(b), LuxCo and GSI shall be responsible for paying all of its own expenses and those of Buyers incurred in connection with this Agreement (provided, however, such expenses of Buyers shall be limited to reasonable attorney's fees of one counsel).

9.3 Survival. The provisions of Section 8.3, as well as this Article IX, shall survive any termination hereof pursuant to Article IX.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee's day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee's day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

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if to Parent, to:

Prime Acquisition Corp.

No. 322, Zhongshan East Road

Shijiazhuang

Hebei Province, 050011
People's Republic of China
Telecopy: 650-618-2552

With a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Mitchell S. Nussbaum, Esq.

Telecopy: +1 212.504.3013

If to LuxCo, to:

Prime Luxembourg S.ar.l.
c/o Prime Acquisition Corp.
No. 322, Zhongshan East Road
Shijiazhuang

Hebei Province, 050011
People's Republic of China
Telecopy: 650-618-2552

With a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Mitchell S. Nussbaum, Esq.

Telecopy: +1 212.504.3013

If to GSI, to:

GSI s.r.l.

c/o Corso Europa 22

20122 Milano, Italy

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if to Buyers:   Bell Real Estate S.r.l.

Cesare Lanati

Stefano Lanati

Via Newton, 9

20090 Assago (Milan)

Telecopy: +39.02.36.70.68.48

with a copy to (which shall not constitute notice):

Paolo d'Urso

Via Bergamo n. 7,

20135 Milan, Italy

Telecopy: +39 02 5464526

10.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, or terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

10.3 Arms' Length Bargaining; no Presumption Against Drafter. This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

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10.4 Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

10.5 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

10.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

10.7 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

10.8 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, warranty or agreement of any person in entering into this Agreement, prior or contemporaneous, except those expressly stated herein or therein.

10.9 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

10.10 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

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(b) The words "herein," "hereof," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, "party" means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; "including" means "including without limitation;" "or" means "and/or;" "any" means "any one, more than one, or all;" and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by party.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

Captions are not a part of this Agreement, but are included for convenience, only.

10.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party's obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

10.12 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, LuxCo, Parent, Company and Buyers have each caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LUXCO:

Prime Luxembourg S.àr.l.
a Luxembourg company

By: /s/ William YU
Name: William YU
Title: Manager

By: /s/ Richard Brekelmans
Name: Richard Brekelmans
Title: Manager

PARENT:

Prime Acquisition Corp.
a Cayman Islands company

By: /s/ Diana LIU
Name: Diana LIU
Title: Chairman

GSI S.r.l.
an Italian company

By: /s/ Diana LIU
Name: Diana LIU
Tite: Amministratore Unico

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COMPANY:

SIMS.r.l.
an Italian company

By: /s/ Diana LIU
Name: Diana LIU
Tite: Amministratore Unico

BUYERS:

Bell Real Estate S.r.l.
an Italian company

By: /s/ Stefano Lanati
Name: Stefano Laniti
Tite: Amministratore Unico

/s/ Cesare Lanati
Cesare Lanati

/s/ Stefano Lanati
Stefana Lanati

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EXHIBIT 3

REPRESENTATIONS AND WARRANTIES OF
THE BUYERS

3.0 Corporate Existence and Power. Bell Real Estate is a company duly organized, validly existing and in good standing under the laws of Italy. Stefano Lanati and Cesare Lanati owns, directly or indirectly, all of the outstanding equity interests in BELL.

3.1 Exchange Shares. Buyers owns all of the Exchange Shares, free and clear of all Liens and are legally permitted to transfer all right, title and interest in and to the Exchange Shares to Parent.

3.2 Authorization. This Agreement has been, and any additional agreements to which the Buyers are named as a party will be at Closing, duly executed and delivered by the Buyers, and this Agreement constitutes, and any additional agreements will be upon their execution and delivery at Closing, valid and legally binding agreements of Buyers, enforceable against Buyers in accordance with their respective terms.

3.3 Governmental Authorization. Buyers have obtained or completed all consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority regarding the execution, delivery and performance by Buyers and the Company of this Agreement or any additional agreements.

3.5 Non-Contravention. The execution, delivery and performance by Buyers of this Agreement do not and will not (i) contravene or conflict with the organizational or constitutive documents of Buyers, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Buyers

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EXHIBIT 4

REPRESENTATIONS AND WARRANTIES OF PARENT, LUXCO AND COMPANY

4.1 Corporate Existence and Power. Parent is a company duly organized, validly existing and in good standing under the laws of the Cayman Island. LuxCo is a company duly organized, validly existing and in good standing under the laws of Luxembourg. Parent owns all of the outstanding equity interests in LuxCo. GSI and Company are limited liability company duly organized, validly existing and in good standing under and by virtue of the Laws of Italy.

4.2 Units. LuxCo and GSI jointly owns all of the outstanding Units of Company, and are legally permitted to transfer all right, title and interest in and to the Units to Buyers.

4.3 Corporate Authorization. The execution, delivery and performance by Parent, LuxCo, GSI and the Company of this Agreement and any additional agreements and the consummation by Parent, LuxCo, GSI and the Company of the transactions contemplated hereby and thereby are within the corporate powers of Parent, LuxCo, GSI and the Company, and have been duly authorized by all necessary corporate action on the part of Parent, LuxCo, GSI and the Company. This Agreement is, and any additional agreements will be, duly executed and delivered by Parent, LuxCo, GSI and the Company and constitute valid and legally binding agreements of Parent, LuxCo and the Company, enforceable against them in accordance with their terms.4.4 Governmental Authorization. Neither the execution, delivery nor performance by Parent, LuxCo, GSI and the Company of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.5 Non-Contravention. The execution, delivery and performance by Parent, LuxCo, GSI and the Company of this Agreement do not and will not (i) contravene or conflict with the organizational or constitutive documents of Parent, LuxCo, GSI and the Company, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent, LuxCo, GSI and or the Company.

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